EXHIBIT 10.1

SECOND AMENDMENT
TO ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is entered into as of May 31, 2016, by and among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Seller”), and Douglas Acquisitions LLC, a California limited liability company (“Douglas”), the K&M Douglas Trust, and the Douglas Irrevocable Descendant’s Trust (collectively referred to as the “Trusts”). Douglas and the Trusts are collectively referred to as “Buyer”. The foregoing parties are collectively referred to herein as the “Parties”.
RECITALS
WHEREAS, the Parties entered into an Asset Purchase Agreement dated April 8, 2016, as previously amended (the “Purchase Agreement”). The Parties desire to amend the Purchase Agreement pursuant to this Amendment. Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
AMENDMENT
1.Amendment to Section 1.02(f) (Excluded Assets). Section 1.02(f) is hereby deleted and replaced with the following:
“any avoidance claims arising under the Bankruptcy Code or applicable state law, including without limitation all rights and avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code;”

2.Amendment to Section 5.04 (Employees). The following sentence is added to Section 5.04(a):
“Notwithstanding the first sentence of this section:

(i) The Code Section 401(k) plan offered by Buyer to hired Seller employees will contain, or shall be amended to contain, provisions permitting hired Seller employees to roll over any existing plan loans received from Seller’s Code Section 401(k) plan(s) to such Buyer-sponsored plan. Buyer shall administer any such rolled-over plan loans in accordance with applicable law. Seller agrees to use commercially reasonable efforts to cooperate with Buyer to effect the roll over of plan loans to  Buyer’s Code Section 401(k) plan.

(ii) The Code Section 401(k) plan offered by Buyer to hired Seller employees will contain, or shall be amended to contain, provisions permitting hired Seller employees to roll over any other Code Section 401(k) plan accounts from Seller’s Code Section 401(k) plan(s).

(iii) Buyer shall offer benefit plans including provisions for flexible spending accounts and shall permit hired Seller employees to immediately participate in such flexible spending accounts.  In addition, pursuant to IRS Revenue Ruling 2002-32, Buyer shall permit any amounts remaining in the hired Seller employees’ flexible spending accounts under Seller’s benefit plans as of the Closing Date to be transferred to flexible spending accounts maintained by Buyer. Buyer shall honor the salary reduction elections for flexible spending accounts made for the plan year in which this transaction is consummated by transferred Seller employees for the remainder of such plan year;

(iv) To the extent it impacts any benefit plan, program, or policy offered by Buyer at Closing, including, but not limited to the amount of vacation, paid-time off, or other similar benefits provided to employees, Buyer shall recognize each hired Seller employee’s tenure based on their length of prior service with the Seller.”

3.Amendment to Section 5.12(c) (Bankruptcy Matters). The first sentence of Section 5.12(c) is hereby deleted and replaced with the following:
“Seller shall (i) upon consummation of such Alternative Transaction, pay Buyer a break-up fee equal to two percent (2%) of the Purchase Price (the “Break-Up Fee”), provided that the aggregate purchase price paid in the Alternative Transaction is equal to or greater than the sum of (x) Twenty Three Million Dollars ($23,000,000), (y) the amount by which the amount required to satisfy the DIP Loan exceeds Six Million Dollars ($6,000,000), and (z) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Price Threshold”); and (ii) reimburse the Buyer up to a maximum of $300,000 for all its reasonable documented out-of-pocket costs and expenses (not otherwise reimbursable pursuant to the DIP Facility) incurred in connection with (a) the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, (b) conducting due diligence on Buyer’s assets and business, (c) participating in the Bankruptcy Case, and enforcing or preserving any rights under this and any such other documents, including the fees and disbursements of counsel to the Buyer (the “Expense Reimbursement”).”

4.Amendment to Section 7.01(b)(iv) (Termination). Section 7.01(b)(iv) is hereby deleted and replaced with the following:
“[INTENTIONALLY DELETED]”

5.Amendment to Section 7.01(b)(v) (Termination). Section 7.01(b)(v) is hereby deleted and replaced with the following:
“at any time on or prior to June 1, 2016 (the “Diligence Deadline”), if Buyer determines, in its sole and absolute discretion, that it is not satisfied with the results of its due diligence, including the Cure Amounts payable in connection with Business Contracts;”

6.Entire Agreement. This Amendment and the Purchase Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. Except as amended by this Amendment, the Purchase Agreement remains in full force and effect.
7.Governing Law. This Amendment shall be governed by and construed in accordance with the domestic Laws of, and enforced in, the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of California.
8.Binding Effect. Except to the extent set forth and amended expressly herein, each of the Parties hereto acknowledges and agrees that all terms and provisions, covenants and conditions of the Purchase Agreement and all documents executed in conjunction therewith shall be and remain in full force and effect. Further, each of the Parties hereto acknowledges and agrees that the Purchase Agreement as amended hereby, shall constitute its legal, valid, and biding obligation, in each case, enforceable in accordance with its terms.
9.Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not part of the agreements among the parties hereto evidenced hereby.
10.Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, but all of which taken together constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

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